EX-99.4.b

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

May 20, 2010

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re: Allocation of Expenses Relating to the Reorganization of the Delaware VIP Trend Series into the Delaware VIP Smid Cap Growth Series

Ladies and Gentlemen:

This letter is in reference to the Plan of Reorganization dated as of May 20, 2010 (the “Plan”).  Capitalized terms used herein and not otherwise defined have the respective meanings assigned to such terms in the Plan.  The purpose of this letter is to memorialize our agreement regarding the portion of the expenses of entering into and carrying out the Plan that will be borne by Delaware Management Company, a series of Delaware Management Business Trust (“DMC”), Delaware VIP Trend Series and Delaware Smid Cap Growth Series.  By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, DMC agrees that, consistent with Section 10 of the Plan, the expenses of entering into and carrying out the provisions of the Plan, whether or not consummated, will be borne as follows: 40% by DMC, 30% by the Delaware VIP Trend Series, and 30% by the Delaware VIP Smid Cap Growth Series.

This Agreement may be executed in counterparts, each of which shall be considered an original.

Delaware Management Company, a series of
Delaware Management Business Trust

By:           /s/ Richard Salus
Name:     Richard Salus
Title:       Senior Vice President, Controller & Treasurer

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust, on behalf of its
Delaware VIP Trend Series and
Delaware Smid Cap Growth Series

By:           /s/ Patrick P. Coyne
Name:     Patrick P. Coyne
Title:       Chairman, President & Chief Executive Officer